EXHIBIT 99.2

                                  NEWS RELEASE

            BROOKE CORPORATION APPOINTS KANSAS CITY REGIONAL MANAGER

OVERLAND PARK, KS November 1, 2001 - Shawn Lowry, National Sales Manager, announces the appointment of Bryan Whipple as manager of Brooke Corporation's regional office in Kansas City. In making the announcement, Lowry noted that "Bryan Whipple is a motivated and dynamic individual with the management skills required by a fast growing and innovative company like Brooke Corporation." Mr. Whipple replaces Dane Devlin, who has been promoted to Brooke Corporation's national office staff.

Since 1998 Mr. Whipple has been a manager for One Beacon Insurance Company in their marketing and claims departments. Prior to 1998, Mr. Whipple was employed by American Family Insurance Company. Mr Whipple is a graduate of Emporia State University.

ABOUT OUR  COMPANY....Brooke  Corporation,  a  Kansas-based  corporation,  is an insurance agency with more than one hundred twenty franchise agent locations in twelve states. Brooke provides processing services, supplier access, and marketing assistance to its franchise agents through a "Master Agent" program pioneered by Brooke. Most of the company's revenues are currently derived from the sale of property and casualty insurance policies. However, Brooke also plans to sell financial services other than insurance because it believes that franchise agents, as independent business owners, can distribute financial services more efficiently than others. Brooke's finance company subsidiary has originated more than $35,000,000 in loans to Brooke's franchise agents and their subagents.

CONTACT....Renee Lamprecht, lampr@brookecorp.com or (913) 661-0123